Pope Resources and Related Companies Entity Organization Chart (October 2004)



Pope MGP, Inc. (Managing GP)
Pope EGP, Inc. (Equity GP)
Limited Partners (Public Investors)
Pope Resources, A Delaware LP
ORM, Inc.
OPG Properties LLC
OPG Port Gamble LLC
Olympic Resource Management LLC
Olympic International LLC
Olympic Resource Management CP, LLC
Olympic Property Group I LLC
Olympic Real Estate Development LLC
Harbor Hill LLC
ORM Timber Fund I L.P.
ORM Resources Canada Corp.
*
Entity-type color-code:
LLC
US C-Corp
S-Corp
Limited Partnership
Nova Scotia Unlimited Liability Company

* - Pope MGP, Inc. has a profit-sharing interest only in ORMLLC.